UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2010

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3975 Freedom Circle, Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 454-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 1, 2010, our board of directors unanimously elected Mr. Marvin Burkett as a new Class I director of our board of directors and to serve as a member of our audit committee. Mr. Burkett received an award of restricted stock units (“RSUs”) representing the right to receive 19,000 shares of our common stock under our Amended and Restated 2004 Equity Incentive Plan, which award will vest with respect to 4,000 shares on the date of our Annual Meeting of Stockholders in 2011, and with respect to 5,000 shares on the date of each of our next three successive annual meetings of stockholders, subject to Mr. Burkett’s continued service as a director and to the terms of our standard form of RSU agreement. Additionally, Mr. Burkett will receive an annual retainer of $30,000 for service on our board of directors and an additional $10,000 annually for service as a member of the audit committee (each pro rated from the start of Mr. Burkett’s service in 2010 through our next Annual Shareholder meeting in May 2011), an additional $1,500 for each audit committee meeting that Mr. Burkett attends in person, and $500 for each audit committee meeting that Mr. Burkett participates in by telephone, and will be eligible for health insurance and other fringe benefits available to all of our directors in accordance with applicable plans.

Additionally, effective December 1, 2010, our board of directors increased the number of directors constituting the entire board of directors to seven, consisting of three Class I directors, two Class II directors and two Class III directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished with this document:

Exhibits	Description

99.1	Press release dated December 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: December 2, 2010	By:	/S/ MICHAEL T. TATE
Michael T. Tate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description

99.1	Press release dated December 2, 2010.

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